Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated December 4, 2017 and Prospectus dated November 9, 2016)

December 4, 2017

US$1,250,000,000 2.750% Notes due January 11, 2023

US$500,000,000 Floating Rate Notes due January 11, 2023

US$1,250,000,000 2.750% Notes due January 11, 2023

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,250,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	December 4, 2017

Settlement Date:	December 11, 2017 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	January 11, 2023

Interest Rate:	2.750%

Price to Public:	99.899%

Benchmark Treasury:	UST 2.00% due 11/30/22

Benchmark Treasury Price and Yield:	99-103/4 / 2.141%

Re-offer Spread to Benchmark Treasury:	plus 63 basis points

Re-offer Yield:	2.771%

Fees:	25 basis points

All-in Price:	99.649%

Interest Payment Dates:	Payable semi-annually in arrears on January 11 and July 11 of each year, commencing July 11, 2018 (long first coupon) subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,245,612,500

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DS9

ISIN:	US961214DS91

Joint Active Bookrunners:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Manager:	Scotia Capital (USA) Inc.

US$500,000,000 Floating Rate Notes due January 11, 2023

Issuer:	Westpac Banking Corporation

Principal Amount:	US$500,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	December 4, 2017

Settlement Date:	December 11, 2017 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	January 11, 2023

Price to Public:	100.000%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 57 basis points

Fees:	25 basis points

All-in Price:	99.750%

Interest Payment Dates:	Payable quarterly in arrears on January 11, April 11, July 11 and October 11 of each year, commencing April 11, 2018 (long first coupon), subject to Business Day Convention

Interest Reset Dates:	Quarterly on January 11, April 11, July 11 and October 11 of each year, commencing April 11, 2018

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 57 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$498,750,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include December 11, 2017 and will end on and include the day preceding the first interest payment date.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DT7

ISIN:	US961214DT74

Joint Active Bookrunners:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Manager:	Scotia Capital (USA) Inc.

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated December 4, 2017 and Prospectus dated November 9, 2016)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co, LLC at 1-866-718-1649 or Westpac Banking Corporation at 1-212-389-1269.